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                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Centocor, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Johnson & Johnson of our report dated January 27, 1999 on the consolidated financial statements of Centocor, Inc. and subsidiaries at December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998 and the related financial statement schedule included in the Centocor, Inc. 1998 Annual Report on Form 10-K and to the reference to our firm under the heading "Experts" and "Selected Historical Consolidated Financial Data of Centocor, Inc."


                                                      KPMG LLP

Philadelphia, Pennsylvania
September 7, 1999